Exhibit 4.3
CMDWATCH SECURITY INC.
STOCK OPTION PLAN
(as amended November 29, 2021)

1.Purpose

The purpose of the stock option plan (the “Plan”) is to advance the interests of cmdWatch Security Inc. (the “Corporation”) and its shareholders by providing to the directors, officers, employees and consultants of the Corporation a performance incentive for continued and improved services with the Corporation and its affiliates. The terms of the Plan shall govern each option issued hereunder.

2.Term of Plan

The Plan is effective on November 9, 2015. Options may be granted under the Plan until the earlier of (i) the 10th anniversary of the effective date of the Plan, or (ii) the date on which the Board terminates the Plan.

3.Shares

(a)The shares (“Shares”) that may be issued pursuant to the exercise of options (“Options”) granted under the Plan are common shares (the “Common Shares”) of the Corporation.

(b)The aggregate number of Shares reserved for issuance under the Plan is 1,000,000 Common Shares subject to increase or decrease by reason of amalgamations, consolidations or subdivisions as provided in Section 15. No Option may be granted if such grant would have the effect of causing the total number of Shares subject to Options to exceed the above-noted total number of Shares reserved for issuance pursuant to the exercise of Options.

(c)If Options granted under this Plan expire, terminate or cease to be exercisable without having been exercised in full, the Shares which were reserved for issue pursuant to such Options but which were not issued become available for issue pursuant to the exercise of other Options under the Plan.

4.Administration

(a)The Plan shall be administered by the board of directors of the Corporation (the “Board”) or any committee of directors of the Corporation designated by the Board (such designated directors being the “Administrators”). The Board or the Administrators, as the case may be, shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it or they deem necessary or desirable for the administration of the Plan, including without limitation the full power and authority to:

(i)adopt rules and regulations for implementing the Plan;

(ii)determine the eligibility of persons to participate in the Plan, the number of Shares subject to Options, the fair market value of such Shares, and the vesting period of the Options;

(iii)determine when Options shall be granted, which eligible persons will be granted Options, the number of Shares subject to each Option granted to a Participant and the vesting for each Option;

(iv)interpret and construe the provisions of the Plan;

(v)restrict or limit the Shares and the nature of such restrictions and limitations, if any;

(vi)accelerate the exercisability or waive the termination of any Options, based on such factors as the Board or the Administrators may determine;

(vii)make exceptions to the Plan in circumstances which it or they determine to be exceptional; and

(viii)take such other steps as it or they determine to be necessary or desirable to give effect to the Plan.

(b)Decisions of the Board or the Administrators shall be recorded in writing and shall be binding on the Corporation and on all persons eligible to participate in the Plan.

5.Granting of Options to Participants

The only persons to whom Options may be granted (“Participants”) shall be directors, officers, employees and consultants (as that term is defined in National Instrument 45-106) of the Corporation or its subsidiaries designated from time to time by the Board or the Administrators.

The Board or the Administrators may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board or the Administrators may prescribe, grant Options to any Participant.

6.Exercise Price

The Board or the Administrators shall determine the exercise price (the “Exercise Price”) for an Option but in any event the Exercise Price will be no less than the Fair Market Value of the Shares on the day prior to the date of grant of such Option.

7.Term and Vesting

(a)Subject to any accelerated termination under this Plan, each Option shall be exercisable until the tenth anniversary of the date on which it is granted. Each Option that has not been exercised pursuant thereto on or before the close of business on such tenth anniversary shall forthwith expire and terminate and be of no further force or effect whatsoever.

(b)Unless otherwise specified by the Board at the time of granting Options and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows: (i) 25% (1/4) of the Option (rounded down to the nearest whole share) shall vest on the first anniversary of the earlier of the following dates (the “Cliff Date”): (x) the date of grant, and (y) any other earlier vesting start date that is approved by the Board, and (ii) 2.08333% (1/48) of the Option (rounded down to the nearest whole share) shall vest at the end of each month following the Cliff Date, and the vested Options shall be exercisable to and including the tenth anniversary of the date of grant, subject to the terms and conditions of this Plan.

(c)Once a portion of an Option that has vested becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in connection with the grant of such Option or pursuant to Section 16. Each Option or portion of an Option that has vested may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable. The Board or the Administrators has/have the right to accelerate the date upon which any portion of an Option that has vested becomes exercisable.

8. Termination of Employment

(a)If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant's retirement, either with the concurrence of the Board or the Administrators at any time or after the person reaches the age of 65 years, any Options granted to such Participant and vested as of the Termination Date (as defined below) shall remain exercisable by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire and such Participant shall no longer be eligible for a grant of Options.

(b)If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant's death or physical or psychological Incapacity (as defined directly below), any Options granted to such Participant and vested as of the Termination Date, including pursuant to Section 26, shall remain exercisable by such Participant (or, in accordance with clause 14(b)(ii), the Participant's legal representative) until the earlier of: (i) 90 days following the date of death or the date on which the Board or the Administrators determine(s) that the Incapacity will prevent the employee from fulfilling his or her full time duties with the Corporation, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire. “Incapacity” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board or the Administrators for purposes of this Plan.

(c)If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant's termination for cause, then, as of the Termination Date, the vested and unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(d)If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant's resignation, then any Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant until the earlier of: (i) 30 days following the Termination Date, and (ii) the expiration of such Vested Options in accordance with their terms. As of the Termination Date, all unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(e)If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant's dismissal without cause, any Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire and such Participant shall no longer be eligible for a grant of Options.

(f)Where, in the case of a consultant, the Participant's consulting agreement or arrangement terminates by reason of: (i) termination by the Corporation or an affiliated corporation for any reason whatsoever other than for material breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant's consulting agreement or arrangement); or (ii) voluntary termination by the Participant; or (iii) the death or incapacity of the Participant, then any Options held by the Participant that are exercisable at the Termination Date, or at the date of the death or incapacity of the Participant, as the case may be, continue to be exercisable by the Participant until the earlier of: (A) the date that is 90 days from the Termination Date, or from the date of the death or incapacity of the Participant, as the case may be; and (B) the date on which the particular Options expire in accordance with their terms. Any Options held by the Participant that are not exercisable at the Termination Date, or at the date of the death or incapacity of the Participant, as the case may be, immediately expire and are cancelled on such date.

(g)Where, in the case of a consultant, the Participant's consulting agreement or arrangement is terminated by the Corporation or an affiliated corporation for material breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant's consulting agreement or arrangement), then any Options held by the Participant, whether or not such Options are exercisable at the Termination Date, immediately expire and are cancelled on the Termination Date at a time determined by the Board, in its discretion.

(h)If, at any time, a Participant ceases to be a director, officer or member of an advisory board of the Corporation or a subsidiary (and is not or does not continue as a full-time employee of the Corporation or a subsidiary), the Options granted to such Participant and vested as of the Termination Date may be exercised by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options granted to such Participant shall cease and terminate and be of no further force or effect whatsoever.

Notwithstanding any other provisions of this Section 8, the Board or the Administrators may extend the expiration date of vested and unvested Options of a Participant who ceases to be a full-time employee, consultant, officer or director of the Corporation or a subsidiary beyond the expiry dates set out above, provided that such extended dates are not later than the assigned expiry date of any such Option.

“Termination Date” means:

(i)in the case of a Participant whose employment or term of office with the Corporation or a subsidiary terminates in the circumstances set out in Section 8, the date that is designated by the Corporation or a subsidiary, as the case may be, as the last day of the Participant's employment or term of office with the Corporation or a subsidiary, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and "Termination Date" specifically does not mean the date on which any period of reasonable notice that the Corporation or a subsidiary, as the case may be, may be required at law to provide to the Participant, would expire; and

(ii)in the case of a Participant who is a consultant and whose consulting agreement or arrangement with the Corporation or a subsidiary, as the case may be, terminates in the circumstances set out in Section 8, the date that is designated by the Corporation or a subsidiary, as the case may be, as the date on which the Participant's consulting agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant, such date shall not be earlier than the date notice of voluntary termination was received by the Corporation, and "Termination Date" specifically does not mean the date on which any period of notice of termination that the Corporation or a subsidiary, as the case may be, may be required to provide to the Participant under the terms of the consulting agreement or arrangement, would expire.

9.Stock Option Plan Agreement

The Corporation shall enter into an agreement with each Participant on the date of grant of Options substantially in the form of Schedule 1 (or such other form as may be acceptable to the Board or the Administrators) evidencing the Participant's right to acquire Shares in accordance with the Plan. Each agreement will specify the number of Shares that are subject to the Options and will provide for the adjustment of that number in accordance with Section 15. The Participant acknowledges that such agreement will include a provision that, in certain circumstances as set out in the agreement, will require the Participant to sell its Shares to a party making an offer to purchase all of the Shares of the Corporation.

10.Right to Employment

Nothing contained in this Plan or in any Option granted under this Plan shall confer upon any person any right to continued employment with the Corporation or a subsidiary or interfere in any way with the rights of the Corporation or a subsidiary in connection with the employment or termination of any such person.

11.Status as Shareholder

The Participant or the Participant's legal representative shall not, by reason of the grant of any Option, be considered to be a stockholder of the Corporation until an Option has been duly exercised. No person shall enjoy any of the rights or privileges of a holder of Shares subject to Options until that person becomes the holder of record of those Shares.

12.Exercise of Option

(a)Subject to Subsection 12(b), an Option may be exercised at any time, or from time to time, during its term. A person electing to exercise an Option shall give written notice of the election to the Secretary of the Corporation substantially in the form of Exhibit A to Schedule I, or such other form acceptable to the Board or the Administrators. A cash payment equal to the Exercise Price for each Share to be acquired pursuant to the exercise of Options shall accompany the written notice.

(b)The exercise of any Option shall be subject to the condition that if at any time the Corporation shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirement or the requirements of any stock exchange or other regulatory authority as a condition of, or in connection with, such exercise or the issue of Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected on conditions satisfactory to the Corporation.

(c)Upon actual receipt by the Corporation of written notice addressed to the Secretary of the Corporation and payment for the Shares to be purchased, the person exercising the Option shall be registered in the books of the Corporation as the holder of the appropriate number of Shares and a share certificate shall be issued to such person.

(d)The issuance of Shares upon the exercise of any Option shall be conditional upon the Participant becoming a party to the then current shareholders agreement(s) among the

Corporation and its shareholders and such other voting trust agreement and/or power of attorney as may be required by the Board in its sole discretion.

13.Waiver of Information Rights

If Options are exercised prior to the occurrence of an initial public offering of securities of the Corporation (an “IPO”), the holder of Shares acquired upon the exercise of Options shall, by acceptance of such Shares, be deemed to have waived any rights such shareholder would otherwise have to receive financial statements of the Corporation.

14.Transferability

(a)Except as set forth in Subsection 14(b), Options are not transferable.

(b)Options may be exercised only by:

(i)the Participant to whom the Options were granted; or

(ii)(A)    upon the Participant's death, by the legal representative of the Participant's estate; or

(B)    upon the Participant becoming mentally incapable, the legal representative having authority to deal with the property of the Participant;

(c)A person exercising an Option may subscribe for Shares only in the person's own name or in the person's capacity as a legal representative.

(d)Prior to the occurrence of an IPO, Shares may not be sold, traded, pledged or otherwise dealt with or disposed of to a third party without the prior written approval of the Board.

15.Adjustment of Options

(a)The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

(b)In the event of any subdivision, redivision or other similar change in the Shares at any time prior to the termination of an Option into a greater number of Shares, the

Corporation shall deliver at the time of any exercise thereafter of an Option such additional number of Shares as would have resulted from such subdivision, redivision or change if such exercise of an Option had taken place prior to the date of such subdivision, redivision or change and the Exercise Price for such Shares shall be adjusted accordingly.

(c)In the event of any merger, consolidation, recapitalization or other similar corporate change affecting the Shares at any time prior to the termination of an Option, the Board shall make such adjustments as each deems equitable to the number and kind of shares or other property to be delivered by the Corporation on any exercise thereafter of an Option, the Exercise Price of an Option and any other term of the Option as it deems necessary to prevent the dilution or enlargement of the rights of Participants thereunder.

(d)No fractional Shares shall be issued upon the exercise of an Option. If, as a result of any adjustment under this Section 15 a Participant would be entitled to a fractional Share, the Participant shall have the right to acquire only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Shares so disregarded.

16.Change in Control

(a)Notwithstanding anything else in this Plan or any Stock Option Plan Agreement, the Board has the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in or resulting from a Change in Control (as defined below).

(b)Upon the Corporation entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed, would result in a Change in Control, the Corporation shall give written notice of the proposed Change in Control to the Participants, together with a description of the effect of such Change in Control on outstanding Options, not less than 10 days prior to the closing of the transaction resulting in the Change in Control.

(c)In the event of and in connection with a transaction that would constitute a Change in Control, notwithstanding anything else in this Plan but subject to the specific terms of any Stock Option Plan Agreement to the contrary, the Board shall have the right, in its discretion, to deal with any or all Options (or any portion thereof) issued under this Plan in the manner it deems fair and reasonable in the circumstances of the Change in Control. Without limiting the generality of the foregoing, in connection with a Change in Control, the Board, without any action or consent required on the part of any Participant, shall have the right to:

(i)determine that the Options, in whole or in part and whether vested or unvested, shall remain in full force and effect in accordance with their terms after the Change in Control;

(ii)provide for the conversion or exchange of any or all Options (or any portion thereof, whether vested or unvested) into or for options, rights or other securities in any entity participating in or resulting from a Change in Control;

(iii)cancel any unvested Options (or any portions thereof) without payment of any kind to any Participant;

(iv)accelerate the vesting of outstanding Options;

(v)provide for outstanding Options to be purchased;

(vi)accelerate the date by which any or all Options or any portion thereof, whether vested or unvested, must be exercised either in whole or in part;

(vii)deem any or all Options or any portion thereof, whether vested or unvested (including those accelerated pursuant to this Plan) to have been exercised in whole or in part, tender, on behalf of the Participant, the underlying Shares that would have been issued pursuant to the exercise of such Options to any third party purchaser in connection with the Change in Control, and pay to the Participant on behalf of such third party purchaser an amount per underlying Share equal to the positive difference between the Change in Control price of the Shares and the applicable Exercise Price;

(viii)cancel any or all outstanding Options (including those accelerated under pursuant to this Plan) either in whole or in part and pay to the Participant an amount per underlying Share equal to the positive difference between the Change in Control price of the Shares and the applicable Exercise Price; or

(ix)take such other actions, and combinations of the foregoing actions or any other actions permitted under this Section 16(c), as it deems fair and reasonable under the circumstances.

(d)For purposes of this Agreement, a “Change in Control” means the happening of any of the following events: (i) any transaction pursuant to which (A) the Corporation goes out of existence, or (B) any person, or any associate or affiliated corporation of such person (as those terms are defined in the Canada Business Corporations Act (the “CBCA”)), (other than the Corporation, a subsidiary of the Corporation or an employee benefit plan of the Corporation (including any trustee of such plan acting as trustee)) hereafter acquires the direct or indirect "beneficial ownership" (as defined in the CBCA) of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation's then issued and outstanding securities; (ii) the sale of all or substantially all of the Corporation's assets to a person other than a person that was an affiliated corporation of the Corporation; (iii) the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more persons which were affiliated corporations prior to such event; or (iv) the occurrence of a transaction requiring approval of the Corporation's shareholders involving the acquisition of the Corporation by an entity through purchase of assets, by amalgamation or otherwise.

17.Alterations in Plan

The Board or the Administrators may at any time or from time to time alter, amend, vary, suspend, terminate or cancel the Plan.

18.Termination of Plan

The Board may terminate the Plan at any time in its discretion. If the Plan is so terminated, no further Options shall be granted but the Options then outstanding shall continue in full force and effect in accordance with the provisions set out above.

19.Compliance with Statutes and Regulations

The granting of Options and the sale of Shares under the Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities.

20.Participant's Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Corporation and an affiliated corporation. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an affiliated corporation ceases to be an affiliated corporation.

21.Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

22.Rights of Participant

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving a Participant a right to remain in the employ of the Corporation or an affiliated corporation. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable on the exercise of rights to acquire Shares under any Option until the allotment and issuance to the Participant of certificates representing such Shares.

23.Indemnification

Every Director will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein. This indemnification is in addition to any rights of indemnification a Director may have under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors or otherwise.

24.Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

25.Governing Law

The Plan, and determinations made and actions taken in connection with the Plan, shall be governed by the laws of the Province of British Columbia and the federal laws of Canada and construed in accordance therewith.

26.Death Acceleration

Upon a Participant’s death, the Participant’s outstanding and unvested Options will accelerate and fully vest; provided that the aggregate Fair Market Value (as such term is defined in the Elastic N.V. Amended and Restated 2012 Stock Option Plan, as amended (the “2012 Plan”)) of the Shares covered by Options that may accelerate and fully vest pursuant to this Section 26 and the shares and other securities covered by Company equity awards issued to the Participant under other equity plans and arrangements (collectively, the “Eligible Awards”) that may accelerate and vest pursuant to comparable provisions in such other equity plans and arrangements may not exceed US $1,000,000 in the aggregate, as measured on the date of the Participant’s death (the “Death Acceleration Limit”). The order in which Eligible Awards will accelerate and vest up to the Death Acceleration Limit will be determined as follows: (a) Eligible Awards will accelerate and apply toward the Death Acceleration Limit based on their class in the following order: (1) Restricted Stock, (2) Restricted Stock Units, and (3) Options and Stock Appreciation Rights (as such terms are defined in the 2012 Plan), and (b) with respect to Eligible Awards of the same class, awards with an earlier date of grant will accelerate and apply toward the Death Acceleration Limit prior to Eligible Awards with a later date of grant. If two or more Eligible Awards of the same class are granted on the same date, each Eligible Award will accelerate and vest on a pro-rata basis. For the avoidance of doubt, the acceleration described in this Section 26 does not apply to any Eligible Awards with performance-based vesting. Notwithstanding anything in this Section 26 to the contrary, in the event the Participant’s death results from a suicide, the acceleration and vesting described in this Section 26 will be solely at the Company’s discretion and will not occur automatically.

Schedule 1

CMDWATCH SECURITY INC.
STOCK OPTION PLAN AGREEMENT

Participant:         ** (the “Participant”)

Options:         ** Shares (as defined in the Plan) (the “Subject Shares”)

Exercise Price:         $** (the “Exercise Price”)

Vesting Start Date:     **, 201* (the “Vesting Start Date”)

FOR VALUABLE CONSIDERATION this agreement is entered into this [ ] day of [ ], [ ] (the “Date of Grant”) between the Corporation and the Participant pursuant to the Stock Option Plan (the “Plan”) implemented by the Corporation effective November 9, 2015, a copy of which has been provided to the Participant (the receipt of which is hereby acknowledged).

1.Pursuant to the Plan, the Corporation hereby grants non-assignable, non-transferable options (collectively, the “Options”) to acquire the Subject Shares at the Exercise Price and agrees to issue Shares to the Participant in accordance with the terms of the Plan upon the due exercise of the Options.

2.The Options will vest and be exercisable as follows:

(a)25% (1/4) of the Options (rounded down to the nearest whole share) shall vest on that date (the “Cliff Date”) that is the first anniversary of the Vesting Start Date; and

(b)2.08333% (1/48) of the Options (rounded down to the nearest whole share) shall vest at the end of each month following the Cliff Date;

and the vested Options shall be exercisable to and including the tenth anniversary of the Date of Grant, subject to the terms and conditions of the Plan.

3.The exercise of the Options granted hereby, issuance of Shares and ownership of the Shares are subject to the terms and conditions of the Plan (all of which are incorporated into and form part of this Stock Option Plan Agreement) and this Stock Option Plan Agreement.

4.The Participant hereby acknowledges that the Corporation may, as a condition to the exercise of the Options, require that the Participant execute and deliver the then current shareholders agreement(s) among the Corporation and its shareholders and such other voting trust agreement and/or power of attorney as may be required by the Board in its sole discretion.

5.Nothing in the Plan or in this Stock Option Plan Agreement will affect the Corporation's right, or that of an affiliated corporation, to terminate the employment of, term of office of, or consulting agreement or arrangement with a Participant at any time for any reason whatsoever. Upon such termination, a Participant’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, and in particular in Section 8 thereof.

6.Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the secretary of the Corporation. All notices to the Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

7.The Participant hereby agrees that:

(a)any rule, regulation or determination, including the interpretation by the Board or the Administrators of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Corporation and the Participant; and

(b)the grant of the Option does not affect in any way the right of the Corporation or any affiliated corporation to terminate the employment of the Participant.

8.This Stock Option Plan Agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and the legal representative of the Participant's estate and any other person who acquires Shares by bequest or inheritance.

9.By executing this Stock Option Plan Agreement, the Participant confirms and acknowledges that the Participant has not been induced to enter into this agreement or acquire any Options by expectation of employment or continued employment with the Corporation or its subsidiaries.

10.This Stock Option Plan Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

CMDWATCH SECURITY INC.

                                  Per: ________________________
                                Authorized Signature

SIGNED, SEALED AND DELIVERED          )
    In the presence of              )
                             )
_______________________________________ ) _____________________________
(Witness)                 ) (Signature of Participant)

Exhibit A to Schedule 1 NOTICE TO EXERCISE
TO:    The Secretary of cmdWatch Security Inc. (the “Corporation”)

(a)The undersigned hereby elects to purchase    Shares (as defined in the Stock Option Plan of the Corporation dated November 9, 2015 (the “Plan”) pursuant to the terms of the stock option plan agreement dated [ ] [ ], [ ] (the “Option Agreement”) between the undersigned and the Corporation, and tenders herewith payment in full of the purchase price thereof. The undersigned acknowledges that the issuance of Shares upon this exercise is conditional upon the undersigned becoming a party to any existing investors' rights agreement, right of first refusal and co-sale agreement and voting agreement or any other agreement providing for similar rights and obligations as the preceding agreements, as may be required by the Board in its sole discretion, and the undersigned hereby agrees to execute and be bound by any such agreements at the request of the Board.
OR, if exercise is concurrent with the IPO:
Contingent upon and effective immediately upon the occurrence of the IPO (as that term is defined in the Plan incorporated by reference into the Option Agreement), the undersigned hereby elects to purchase [ ] Shares pursuant to the terms of the Option Agreement, and tenders herewith payment in full of the purchase price thereof.
OR, if exercise is after the IPO:
The undersigned hereby elects to purchase    Shares pursuant to the terms of the Option Agreement, and tenders herewith payment in full of the purchase price thereof.

(b)Please issue a certificate or certificates representing the Shares in the name of the undersigned, whose address is as follows:

Dated this    day of

(Signature of Participant)

(Name of Participant- Please Print)